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                                                                    EXHIBIT 21.1




                   Subsidiaries of United National Group, Ltd.


Wind River Insurance Company (Barbados), Ltd.

Wind River Insurance Company (Bermuda), Ltd.

Wind River Services Ltd.

U.N. Holdings II, Inc.

U.N. Holdings Inc.

Wind River Investment Corporation

American Insurance Service, Inc.

United National Insurance Company

Emerald Insurance Company

Unity Risk Partners Insurance Service, Inc.

Loyalty Insurance Company, Inc.

International Underwriters, Inc.

American Insurance Adjustment Agency, Inc.

United National Group Capital Trust I

Diamond State Insurance Company

United National Specialty Insurance Company

United National Casualty Insurance Company

J.H. Ferguson & Associates, LLC